Exhibit 3.4

The Companies Ordinance [New Version] 5743-1983

A limited liability company

Memorandum of Incorporation
As Amended by the Shareholders of the Company, September 14, 2006

of
Gamida Cell Ltd.

1.	Name of the company in Hebrew: Gamida Cell Ltd.

2.	In this memorandum of incorporation the following terms will have the following meanings:

“Person” – including a company and a corporation.

“Company” or “corporation” – including, if this term does not refer to the current Company, any other company, cooperative society, any other society, state, public or legal entity, partnership or group of persons, whether incorporated or not.

“Land” – including any right to or relating to land, whether the land is registerable or not, including buildings, plantations and anything connected to land.

3.	The goals for which the Company has been incorporated are:

(A)
Purchase by signing, buying, exchange or otherwise, shares, stocks, bonds, stocks of bonds, value notes, liabilities, sureties and securities, which have been produced or drafted by any company, corporation, government, public or ruling entity, whether central, municipal or local, in the State of Israel or anywhere else, possess, manage, hypothecate, pledge, sell, transfer, trade and deal in any way with shares, stocks, bonds, stocks of bonds, value notes, liabilities, sureties and securities as above, offer them for public signing, help in their sale and guarantee the capital, dividends and interest thereupon.

(B)
Invest money in industry, in housing and construction establishments, in agriculture, in development establishments, in transport, shipping, aviation, banking, in trade and in any other investments, whether by purchase or against collateral of shares, stocks, bonds, stocks of bonds, value notes, liabilities and securities, sureties of any kind.

(C)
Lend money, give advances or credit and guarantee the debts and contracts of those persons, companies and corporations, and in particular to customers and others that have business with the Company, under conditions as the Company sees fit, and receive from the aforementioned to whom the Company will lend money, give credit or guarantee as above all sorts of guarantees and sureties, as the Company sees fit, including but not limited to mortgages, hypothecations, floating charges and fixed charges, on all assets, mobile and immobile, and release and waive all such guarantees and sureties and redeem them under the conditions as the Company sees fit.

(D)
Run a business of a trust company and all branches thereof, assume any function of trustee, administrator of estate and executor of will, director, agent, proxy, substitute, treasurer and any other function of trust and trusteeship, and fulfill and execute all duties and operations involved therein, and in general engage in all trust and agency businesses, whether for consideration or otherwise.

(E)
Deal in any businesses of originators and founders of establishments, companies and corporations, financiers, concessionaires, contractors, capital holders, property holders, merchants, agents, couriers, brokers and proxies, and assume and execute any action or transaction that may assist, directly or indirectly, in achieving some or all of these goals.

(F)
Initiate, found, establish, incorporate, manage, participate in and control all establishments, companies or corporations and act as a director of any company or corporation, within the goals of the Company.

(G)
Borrow, obtain and secure payment of any amount of money in the form and under the conditions as the Company considers appropriate, including by issuing bonds, series of bonds and stock of bonds, secured by the property of the Company, in part or in full, including land and movable property, including unpaid capital, present and future, and purchase, redeem and release any such collateral; in addition the Company will be allowed to secure settlement of money that it has borrowed by giving mortgages, floating, fixed and special charges, and pledges on its land property and other assets, in part or in full, present and future, and redeem and settle any such mortgage, charge or hypothecation.

(H)
Buy, acquire in any way, lease, rent, convert, establish, possess, manage, develop, sell, lease out, rent out, utilize and trade in all types of land, buildings, structures, homes, business establishments, stores,  warehouses, facilities and any land, movable property and other property, as the Company sees fit with regard to some or all of its goals.

(I)
Engage in all businesses of manufacturing, processing, development, trading, import, export, transport, supply, distribution, utilization, brokerage and servicing of technical and mechanical equipment, instruments, products, work tools, light industry tools, machinery, accessories, receptacles, packaging cases, raw materials, supplies, products, merchandise and materials, of any type and kind and for any use as the Company sees fit and deal in them for the sake of achieving some or all of its goals.

(J)
Deal in research, exploration and development of natural resources and utilization thereof, establish, possess and manage works, stations and test farms, research laboratories and institutes, and finance, organize, employ, equip and send delegations, committees and experts.

(K)
Request, register, buy or acquire in any other way or obtain rights of use or inspection, defend, extend and renew, inside and outside of Israel, all types of patents, patent rights, permissions of service, licenses, protections, concessions (hereinafter – “patent rights”) that in the opinion of the Company may provide it benefit, and use patent rights, work according to them, utilize them in any way, execute any agreement and perform any action related to patent rights and sell and transfer in another way patent rights and grant licenses and privileges with regard to patent rights.

(L)
Engage in all tests, trials and scientific, technical, structural and other trials, including for refining them and in an attempt to refine them, for all inventions and patent rights to which the Company will be entitled, or use them or acquire them for itself or wish to acquire them for itself.

(M)
Request, obtain, acquire, possess, maintain, utilize, sell and transfer, in any part of the world, plans, manufacturing processes, know-how, professional trade secrets, permits, licenses, holdings, concessions, leases and rights and benefits of any kind that qualify, permit or allow the Company to engage in businesses in which it is competent to engage.

(N)
Engage in agreements with any government or authority, whether central, municipal, local or other, in any part of the world, as it deems beneficial to some or all of the goals of the Company, and obtain from any such government or authority any order, right, privilege or concession that the Company will deem to be beneficial to obtain, and execute, utilize and act in accordance with any such order, right, privilege or concession.

(O)
Take the means that the Company considers necessary in order to advertise its operations and establishments, particularly by advertisements in the press, by radio and in other ways, by circulars, holding exhibitions and publishing booklets, and by awarding prizes and bonuses.

(P)
Buy or acquire in any other way and receive any business – as an existing business or otherwise – and any property, assets, goodwill, rights and liabilities of any person, company or corporation, if this may yield benefit to the Company or advance any matter that is within any of the goals of the Company.

(Q)
Establish and found, or participate in the foundation or establishment of any company or corporation for the purchase or assumption, in whole or in part, of the Company’s property, rights and duties, and for any other goal that in the opinion of this Company, may assist, directly or indirectly, this Company in advancing any interest within any of the goals of this Company.

(R)	Consolidate or merge with any company.

(S)
Enter a partnership or agreement for distribution of profits, consolidation of profits or cooperation with any person or company executing or entitled to execute a business or businesses that the Company is competent to execute.

(T)
Sell and transfer the enterprise of the Company, in whole or in part, for the consideration as the Company sees fit, and in particular in exchange for shares, bonds or other securities of other companies whose goals are similar, in whole or in part, to the goals of the Company.

(U)	Engage in any contract, agreement or obligation of any kind and type and sign any document, deed, contract and agreement within the goals of the Company.

(V)	Insure the Company, its property, facilities, establishments and operations, in whole or in part, against any damage, loss, risk or liability.

(W)	Invest and deal with the money of the Company that is not immediately required for its business affairs in the manner that the Company will determine from time to time.

(X)
Given and subject to receipt of approval of the competent court, distribute some or all of its assets among its members in kind or in any other way in accordance with the provisions of the Companies Ordinance [New Version] 5743-1983.

(Y)
Give allowances, bonuses, awards, to its employees and directors, or those who will be its employees and directors, and to their families, and the Company will be able to establish or support or help in the opening of schools, education and science institutes or trading companies, whether these institutions and companies are related to the business affairs of the Company or not, and the Company will be able to establish and support clubs or other institutions for the benefit of the business affairs of the Company or for the benefit of its employees and directors.

(Z)
Perform all actions or each of the actions set forth in the Second Addendum to the Companies Ordinance, and it is declared hereby that any purpose or permission for action that will be added to the Second Addendum to the Companies Ordinance by any amendment of that ordinance will be considered as having been explicitly added to this memorandum of incorporation; but any purpose or permission for action that is removed from the Second Addendum to the Companies Ordinance by any amendment of that ordinance or in any other manner will not be considered as being removed from this memorandum of incorporation and will continue to be considered as included in this memorandum of incorporation unless that purpose or permission for action is prohibited by law then in effect in Israel.

(AA)
Perform all of the actions related to involving or seeming to the Company to be related to or involving the goals included in this memorandum of incorporation, explicitly or implicitly, or which may lead to achievement of some or all of these goals.

(BB)
Perform some or all of the action above, whether in Israel or outside of Israel in all parts of the world, whether as clients, agents, owners, trustees, contractors or in any other manner, whether by itself or in partnership with others and by agents, trustees, contractors or in any other way.

(CC)	Engage in any occupation permitted by law.

(DD)
It is also agreed and declared hereby that except as explicitly stated otherwise in this memorandum of incorporation, each of the goals and each of the permissions for action set forth in each of the subsections of this section, including, considering the provisions of Subsection (Z) and this section are key goals that are independent of each other, and they must not be restricted or reduced in any way from the drawing of conclusions from any other section of that section or from the name of the Company or reliance thereupon.

4.	The liability of the members is limited.

5.	The capital of the Company shall be as set forth in the Company’s Articles of Association as may be in effect from time to time.

6.
We, the persons whose names and addresses appear below, wish to incorporate as a company in accordance with this memorandum of incorporation and we agree to take the number of shares int he capital of the Company as indicated beside our names one after another.

Names of the signers	Their addresses	Identity / company No.	Number and classification of shares	Signature
GLE Trust Services Ltd.	2 Ibn Gabirol St. Tel Aviv	51-149358-7	99	[Signature]
GLE Trust Assets Ltd.	2 Ibn Gabirol St. Tel Aviv	51-149359-5	1	[Signature]
[Stamp] GLE Trust Services Ltd. [Stamp] GLE Trust Assets Ltd.

Today, the 28th of the month of 1       year 1998